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LOAN AGREEMENT

BY AND BETWEEN

DANIEL MURRAY, AS BORROWER

AND

SKYBOUND HOLDINGS LLC, AS LENDER

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DATED AS OF AUGUST 31, 2023

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LOAN AGREEMENT

This LOAN AGREEMENT (this "Agreement") is entered into as of August 31, 2023, by and between Daniel Murray, an individual resident in [redacted], as borrower ("Borrower"), and Skybound Holdings LLC, a Delaware limited liability company, as lender (the "Lender").

RECITALS

WHEREAS, Borrower desires to borrow funds from Lender on the terms and subject to the conditions set forth herein;

WHEREAS, Borrower has agreed to execute in favor of Lender a promissory note in the principal amount of the Loan (as defined below); and

WHEREAS, in order to secure the obligation of Borrower to make payments to Lender when and as required by such note, Borrower has agreed to enter into a Pledge Agreement dated as of the date hereof substantially in the form of Exhibit C (the "Pledge Agreement") pursuant to which Borrower shall pledge to Lender and grant to Lender a security interest in the Pledged Interests (as defined in the Pledge Agreement).

NOW, THEREFORE, in consideration of the premises, payment obligations, representations, warranties, covenants, agreements, obligations and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE LOAN

1.01 Agreement to Make Loan. Upon the satisfaction of all of the closing conditions listed on Exhibit A to this Agreement (the "Closing Conditions"), Lender hereby agrees to lend to Borrower, and Borrower hereby agrees to borrow from Lender, a sum of Six Hundred Fifty-Three Thousand Six Hundred Seventy-Eight Dollars ($653,678) (the "Loan"), which Lender shall deliver on behalf of Borrower by wire transfer of immediately available United States funds, to an account designated by Borrower. Lender's agreement to make the Loan shall terminate and be of no further force or effect if the Closing Conditions have not been satisfied effective as of August 31, 2023.

1.02 The Note. The indebtedness resulting from disbursement of the Loan shall be evidenced by a promissory note, of even date herewith (the "Note"), in the aggregate principal amount of the Loan and executed by Borrower in favor of Lender, the form of which is attached hereto as Exhibit B.

1.03 Payments; Maturity. The Loan, the interest thereon and all other amounts due thereunder shall be payable, and the Loan shall mature, in accordance with the terms and provisions of the Note.

1.04 Loan Documents. "Loan Documents" means this Agreement, the Note, the Pledge Agreement and all other documents, instruments and agreements (including financing statements and certificates) executed and delivered from time to time in connection with the Loan or pursuant to this Agreement.

1.05 Prepayments. Borrower may at any time and at Borrower's option prepay all or any portion of the Loan, together with accrued and unpaid interest thereon, either in cash or by tendering or transferring to Lender an amount of Borrower's Pledged Interests having a fair market value (as determined by the disinterested members of the Issuer's board of directors), but in any case no lower than the most current

valuation from outside financings, 409A valuations or other external markers of Lender's value, equal to the prepayment amount. Such prepayment shall be made without fee, penalty or premium. As used in this Section 1.05, the terms "Pledged Interests" and "Issuer" shall have the meanings set forth in the Pledge Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BORROWER

2.01 General Representations and Warranties. To induce Lender to enter into this Agreement and to make the Loan available, Borrower represents and warrants that:

(a) *Enforceability*. Each Loan Document is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

(b) *No Conflicts*. Neither the execution, delivery or performance of the Loan Documents, nor the consummation of the transactions contemplated hereby or thereby, shall (x) conflict with, or result in a violation or breach of, any of the terms, conditions or provisions of, or require any filing, consent or similar action under, any law, rule, regulation, judgment, order, injunction, decree or award that applies to or binds Borrower or any of its assets or properties, which conflict or breach could reasonably be expected to have a material adverse effect on Borrower, (y) (i) conflict with, or result in a violation or breach of, any of the terms, conditions or provisions of, (ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Borrower to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, any agreement or instrument to which Borrower, or by which any of its assets or properties, is bound, which conflict, breach or default could reasonably be expected to have a material adverse effect on Borrower, or (z) result in the creation or imposition of any lien upon any assets or properties of Borrower under any agreement or instrument to which Borrower, or by which any of its assets or properties, is bound.

(c) *Pledged Interests*. Borrower has good, valid and transferable title to the Pledged Interests, and is the sole owner of such Pledged Interests, free and clear of any and all Liens, other than Permitted Liens. For purposes of this Agreement, (i) "Lien" means any claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, hypothecation, assignment, security interest, levy, assessment, right of first offer, option, refusal, negotiation or similar right, or any other encumbrance or charge on or affecting Borrower, the Pledged Interests, any portion thereof or any interest therein, whether on sale, transfer, disposition or otherwise, whether imposed by agreement, understanding, law, equity or otherwise, including any conditional sale or other title retention agreement, any financing having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of any other liens or encumbrances; and (ii) "Permitted Lien" means (a) any Lien in favor of Lender, or (b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves.

(d) *No Bankruptcy Filing*. Borrower is not insolvent, and has not filed and is not contemplating the filing of a petition under any federal or state bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and Borrower has no knowledge of any individual or entity contemplating the filing of any such petition against it.

(e) *Legal Proceedings*. There are no claims, counter-claims, actions, causes of action, suits, orders, writs, injunctions, decrees, proceedings or investigations pending or threatened against, involving, relating to or affecting Borrower or any of its assets or properties, or relating to the transactions contemplated hereby, at law or in equity, which would reasonably be expected to result in the issuance of an

order restraining, enjoining or otherwise prohibiting or making illegal the Loan Documents or the consummation of any of the transactions contemplated hereby or thereby.

(f) *Taxes*. Borrower has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all taxes upon it, its income and its properties that are due and payable.

ARTICLE III

COVENANTS OF BORROWER

3.01 General Covenants. Until such time as all of the Obligations (as defined in the Pledge Agreement) have been paid in full, Borrower shall, unless Lender shall otherwise consent in writing: (a) comply in all material respects with all applicable laws, rules and regulations; and (b) perform all of its obligations under the Loan Documents when due.

3.02 Pledged Interests. Until such time as all of the Obligations have been paid in full, Borrower (a) shall preserve its right, title and interest in and to the Pledged Interests, and (b) shall warrant and defend the same and the validity and priority of Lender's security interest in the Pledged Interests from and against any and all claims whatsoever other than Permitted Liens.

3.03 Restrictions on Transfer. Until such time as all of the Obligations have been paid in full, Borrower shall not at any time, directly or indirectly, offer, transfer, sell, assign, convey, pledge, hypothecate, exchange, gift or otherwise dispose, or grant any option with respect to, any of the Pledged Interests. For the avoidance of doubt, the preceding sentence shall not preclude transfers resulting from liquidity events which would allow immediate repayment of the Loan either in equity or cash.

3.04 Liens. Until such time as all of the Obligations have been paid in full and other than as permitted by the Loan Documents, Borrower (a) shall at all times keep, or cause to be kept, the Pledged Interests free and clear of all Liens other than Permitted Liens, and (b) shall not incur, create or suffer to exist, or cause to be incurred, created or suffered to exist, any Lien upon or with respect to any of the Pledged Interests other than Permitted Liens.

3.05 Commingling. Until such time as all of the Obligations have been paid in full, Borrower shall not commingle any of the Pledged Interests with the assets of any other individual or entity.

ARTICLE IV

EVENTS OF DEFAULT

4.01 Events of Default. As used in this Agreement, the term "Event of Default" means any or all of the following:

(a) the failure of Borrower to pay any principal or accrued interest thereon or any other amount then payable under the Note, which failure remains unremedied for thirty (30) days after written notice thereof has been given to Borrower by Lender;

(b) the failure of any representation, warranty or other written statement of Borrower made in any Loan Document to be true and correct and not misleading in any material respect when given;

(c) the breach of or failure to perform any covenant set forth in Sections 3.02, 3.03, 3.04 or 3.05 of this Agreement;

(d) the breach by Borrower of any covenant, agreement or obligation contained in any Loan Document (except to the extent set forth in subsections (a) or (c) above),which breach remains unremedied for thirty (30) days after written notice has been given to Borrower by Lender; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured; provided further, if the breach or failure to perform cannot by its nature be cured within the 30-day period or cannot after diligent attempts by Borrower be cured within such 30-day period, and Lender is satisfied in its sole discretion that such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed 30 additional days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default;

(e) Lender's rights to enforce its security interest in the Pledged Interests becomes materially impaired or otherwise unenforceable; or

(f) An insolvency or bankruptcy proceeding is commenced by Borrower; Borrower makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial property of or to operate any of the business of Borrower; or an insolvency or bankruptcy proceeding is commenced against Borrower and Borrower consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by Borrower, or an order for relief is entered in the proceeding.

4.02 Remedies Upon Default. Upon the occurrence of any Event of Default (as that term is defined in Section 4.01 above), then to the extent permitted by applicable law, all Obligations shall become automatically due and payable, without any action by Lender or notice of any kind. In addition, Lender may in its discretion do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Pledged Interests; (ii) require Borrower to assemble the Pledged Interests, at Borrower's expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Pledged Interests is located and store Pledged Interests on such premises until sold (and if the premises are owned or leased by Borrower, Borrower agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Pledged Interests in its then condition, at public or private sale, with such notice as may be required by applicable law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. All expenses of retaking, holding, preparing for sale, selling or the like shall be borne by Borrower and shall include, without limiting the generality of the foregoing, Lender's and its agents' or representatives' reasonable and documented attorneys' fees, charges and disbursements. Borrower agrees that 10 days prior notice of any proposed sale or other disposition of Pledged Interests by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of intellectual property in compliance with the UCC shall be commercially reasonable. Lender may conduct sales on Borrower's premises, without charge, and any sales may be adjourned from time to time in accordance with applicable law. Lender shall have the right to sell, lease or otherwise dispose of any Pledged Interests for cash, credit or any combination thereof, and Lender may purchase any Pledged Interests at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

4.03 Remedies Cumulative; No Waiver

(a) *Cumulative Rights*. All agreements, warranties, guaranties, indemnities and other undertakings of Borrower under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until full payment of the Loan and any other obligations under the Loan Documents.

(b) *Waivers*. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by Borrower under any Loan Document, or to exercise any rights or remedies with respect to Pledged Interests or otherwise; (b) the making of the Loan during an Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by Borrower under any Loan Documents in a manner other than that specified therein.

ARTICLE V

GENERAL PROVISIONS

5.01 Survival. All representations, warranties, covenants, agreements and obligations made herein shall survive the execution and delivery of this Agreement, the making of the Loan hereunder and the execution and delivery of the Note.

5.02 Further Assurances. Each party hereto agrees to use its respective best efforts in good faith (a) to take, or cause to be taken, all actions, (b) to do, or cause to be done, all things reasonably necessary, proper or advisable, and (c) to execute and deliver all additional certificates, instruments, agreements and other documents reasonably necessary, proper or advisable, to give full force and effect to all of the terms and provisions of the Loan Documents.

5.03 Notices. All notices, requests and other communications hereunder or under any Loan Document must be in writing and shall be deemed to have been duly given only if delivered personally or by electronic mail or internationally recognized courier, to the parties hereto at the following addresses or or e-mail addresses:

If to Lender, to:

Skybound Holdings LLC
9570 W Pico Blvd
Los Angeles, CA 90035
Attn: David Alpert and Ned Sherman
E-Mail Address: legalish@skybound.com

with a copy to, which shall not constitute notice:

Manatt, Phelps & Phillips, LLP
One Embarcadero Center, 30th Floor
San Francisco, CA 94111
Attn: Richard G.J. McDerby, Esq.
E-mail Address: rmcderby@manatt.com

If to Borrower, to:

Daniel Murray
[redacted]

All such notices, requests and other communications shall (a) if delivered by electronic mail, be deemed given upon electronic confirmation of receipt, and (b) if delivered personally or by internationally recognized courier, be deemed given upon actual receipt by the person to receive delivery. Any party hereto may from time to time change its, his or her address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

5.04 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. Borrower and all persons and entities in any manner obligated to Lender under the Loan Documents consent to the jurisdiction of any federal or state court within the State of California having proper venue and also consent to service of process by any means authorized by California or federal law.

5.05 Legal Proceedings. Lender shall have the right but not the obligation to commence, appear in, and defend any action or proceeding purporting to affect the rights or duties of the parties hereunder or the payment of any funds, and in connection therewith pay necessary expenses, employ counsel and other advisors and pay their reasonable fees. Borrower shall upon demand reimburse Lender for all such reasonable and documented costs and expenses.

5.06 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, EQUITY, TORT, OR ANY OTHER THEORY. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN BY BORROWER, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

5.07 Judicial Reference. (a) In the event that the jury trial waiver contained in Section 5.06 shall be held or deemed to be unenforceable, Borrower hereby agrees that any controversy, dispute, or claim between the parties arising out of or relating to the Loan Documents shall be resolved by a reference proceeding in California in accordance with the provisions of California Code of Civil Procedure § 638. The referee shall be a retired California state court judge selected by mutual written agreement of the parties. If the parties are unable to agree upon a referee within ten (10) calendar days after one party serves a written notice of its intent to commence a judicial reference proceeding on the other party, then the referee will be selected by the court in accordance with California Code of Civil Procedure § 640(b). The referee shall be appointed to sit as a temporary judge, with all of the powers of a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). The referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the California Code of Civil Procedure, the California Rules of Court, and the California Evidence Code, except as otherwise specifically agreed by the parties and approved by the referee. The referee's statement of decision shall set forth findings of fact and conclusions of law. The referee's decision shall be entered as a

judgment in the court in accordance with the provisions of California Code of Civil Procedure §§ 644 and 645 and shall be appealable in accordance with California law.

(b) Nothing in this Agreement or the other Loan Documents shall be deemed to apply to or limit Lender's right to: (a) exercise self-help remedies such as (but not limited to) setoff; (b) foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights; (c) obtain from a court provisional or ancillary remedies (including, without limitation, injunctive relief, a writ of possession, prejudgment attachment, a protective order or the appointment of a receiver); or (d) pursue its rights against any person in a third-party proceeding in any action brought against Lender (including, without limitation, actions in bankruptcy court). Neither the exercise of any self-help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies, or the opposition to any such provisional remedies, shall constitute a waiver of the right of any party, including, without limitation, the claimant in any such action, to require submission to judicial reference the merits of the dispute occasioning resort to such remedies. No provision in this Agreement regarding submission to jurisdiction or venue in any court is intended to or shall be construed to be in derogation of the foregoing general judicial reference.

5.08 Time of the Essence. Time is of the essence in the performance of the Loan Documents and every other agreement and document contemplated in or by the Loan Documents.

5.09 Entire Agreement. The Loan Documents supersede all prior discussions, agreements, understandings and promises, whether written, oral or otherwise, prior to the date hereof among the parties hereto with respect to the subject matter hereof, and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

5.10 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.11 Remedies; Severability; Waiver. All rights and remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative. If any term or provision of this Agreement shall to any extent be invalid, illegal or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. No failure on the part of any party hereto to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

5.12 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective heirs, executors, administrators, successors or permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other person, except as expressly set forth herein.

5.13 No, Assignment; Binding Effect. Borrower shall not assign or delegate any Loan Document, nor any right, interest or obligation hereunder or thereunder, without the prior written consent of Lender. Any unauthorized attempted assignment by Borrower shall be void and of no force and effect and shall

constitute a material breach of the Loan Documents. All covenants, agreements, obligations, conditions and provisions of the Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

5.14 Costs and Expenses. Borrower shall pay on demand all reasonable and documented expenses, if any (including reasonable and documented attorneys' fees, charges and disbursements), in connection with the enforcement of the Loan Documents.

5.15 Non-Liability of Lender. Lender's acceptance or approval of any document reviewed in connection with the Loan, including any certificates from Borrower, appraisals or insurance policies, shall not constitute or be deemed to be a representation or warranty as to the sufficiency, legality, effectiveness or legal effect of such document.

5.16 Interpretation. The language of the Loan Documents shall be construed as a whole according to its fair meaning, and not strictly for or against either party hereto. The word "includes" means .'Includes without limitation" and the word "including" means "including, without limitation".

5.17 Headings. The headings contained in this Agreement are for convenience only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

5.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed copies of the signature pages of this Agreement transmitted electronically in either Tagged Image Format Files ("TIFF"), Portable Document Format ("**PDF**") or Joint Photographic Experts Group format ("**JPEG**") shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by TIFF, PDF or JPEG also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

LENDER

SKYBOUND HOLDINGS LLC,
a Delaware limited liability company

/s/ David Alpert
By: David Alpert, CEO

BORROWER

/s/ Daniel Murray
Daniel Murray

EXHIBIT A

Closing Conditions

Lender's obligation to disburse the Loan proceeds is subject to the satisfaction of the following conditions:

1. Borrower shall have delivered, or caused to be delivered, to Lender each of the following documents:

   (a) this Agreement;

   (b) the Note, duly executed by Borrower; and

   (c) the Pledge Agreement, duly executed by Borrower.

2. All of the representations and warranties in the Loan Documents shall be true and correct as of the closing and no Event of Default shall have occurred or be existing.

3. All materials, documents or statements provided to Lender by Borrower, or any agent or representative of Borrower, must be materially true and not misleading in any manner at the time of the closing.

4. No statute, rule, regulation, order or executive order shall restrict or prohibit Lender from making the Loan at the time of the closing.

EXHIBIT B

Form of Promissory Note

PROMISSORY NOTE

$653,678

August 31, 2023

For value received, **Daniel Murray**, an individual resident in [redacted] ("Maker"), promises to pay to **SKYBOUND HOLDINGS LLC**, a Delaware limited liability company ("Holder"), or *order*, the principal sum of **Six Hundred Fifty-Three Thousand Six Hundred Seventy-Eight Dollars ($653,678)**, with interest thereon from the date of this Promissory Note (the "Note"), at the rate of **4.03%** per annum, until fully paid.

Interest shall compound annually, and shall be payable in arrears on the Maturity Date (as defined below).

All principal and accrued and unpaid interest shall be due and payable on **August 31, 2033** (the "Maturity Date"). Maker shall make payment in lawful money of the United States of America and in immediately available funds.

All payments under this Note shall be made to Holder, as Holder shall direct Maker in writing.

This Note may be prepaid in whole or in part, without penalty, at the option of Maker and without the consent of Holder. All payments shall be applied first to accrued and unpaid interest and then to the principal balance outstanding.

Should Maker default in any payment when due, the whole sum of all unpaid principal and all accrued and unpaid interest due under this Note shall, at the option of Holder, be immediately due and payable without further demand or notice. Maker shall pay default interest on the overdue amount from the due date up to the date of actual payment at a rate equal to 10% per annum.

Maker waives presentment, protest, and demand, notice of protest, notice of demand, and dishonor, and notice of nonpayment of this Note. Maker expressly agrees that this Note, or any payment under this Note, may be extended by Holder from time to time without in any way affecting the liability of Maker.

If any provision or any word, term, clause or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect.

[Signature Page on Next Page]

This Promissory Note is the Note referred to in, and is entitled to the benefit of, the Loan Agreement dated as of August 31, 2023 (the "Loan Agreement") between Maker and Holder. The Loan Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events.

/s/ Daniel Murray

Daniel Murray

EXHIBIT C

Form of Pledge Agreement

MEMBERSHIP PLEDGE AGREEMENT

This MEMBERSHIP PLEDGE AGREEMENT (this "Agreement"), dated as of August 31, 2023, is entered into by and between Daniel Murray, an individual resident in [redacted] (hereinafter referred to as the "Pledgor"), and Skybound Holdings LLC, a Delaware limited liability company (in such capacity, the "Pledgee").

RECITALS

This Agreement is being entered in reference to the following facts:

(a) Pledgor is a member of Skybound Holdings LLC, a Delaware limited liability company (the "Issuer").

(b) Borrower is entering into a Loan Agreement (the "Loan Agreement") along with various other agreements, including a Promissory Note, and any other documents, charges, and instruments relating thereto (together with the Loan Agreement collectively hereinafter, the "Loan Documents"), each dated concurrently herewith, by and between itself, as borrower, and the Pledgee, as lender. Initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

(c) As a condition precedent to advancing any funds under the Loan Agreement, the Pledgor is required to pledge to the Pledgee One Thousand One Hundred (1,100) of the Pledgor's Common Interests (as defined in the Issuer's Limited Liability Company Operating Agreement, as amended and restated)[1] in Issuer, including, without limitation, all of Pledgor's capital therein, Pledgor's interest in all profits, income, surpluses, losses, assets, and distributions related thereto, all of Pledgor's rights under any limited liability company agreement or operating agreement or at law relating to such Common Interests (hereinafter collectively, the "Pledged Interests"). For the avoidance of doubt, in the event of a prepayment utilizing or foreclosure of the Pledged Interests, the Pledged Interests shall have a fair market value as of the date thereof (as determined by the disinterested members of the Issuer's board of directors), but in any case no lower than the most current valuation from outside financings, 409A valuations or other external markers of Lender's value.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Pledgor and the Pledgee agree as follows.

AGREEMENT

1. Pledge of Collateral and Grant of Security Interest. The Pledgor hereby pledges, assigns, and grants to the Pledgee a sole and exclusive first priority security interest in the Pledged Interests and any certificates representing the Pledged Interests to secure the payment and performance of the Obligations (defined below). All distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests shall be payable to the Pledgor and belong to the Pledgor absolutely unless and until the Pledgee forecloses on the Pledged Interests pursuant to the terms of this Agreement, then all such monies, instruments, or property thereafter shall be in the control of the Pledgee pursuant to the terms of this Agreement. All securities issuable to the Pledgor in connection with any unit splits, recapitalization, reorganization, and the like shall be delivered to the Pledgee in accordance with Section 2 hereof, constitute "Pledged Interests," and in all respects be subject to the terms of this Agreement.

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[1] The number of Pledgor's Common Interests pledged is the post-Split number pursuant to Split made effective by the THIRD AMENDMENT to the Sixth Amended and Restated Limited Liability Company Operating Agreement dated October 24, 2022.

2. Delivery of Certificates. The Pledgor shall deliver to the Pledgee any and all certificates (if applicable) or other instruments evidencing all or any portion of the Pledged Interests (collectively, the "**Certificates**") in suitable form for transfer by delivery, or shall accompany the Certificates with duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Pledgee. The Pledgee shall hold any Certificates pledged hereunder in accordance with this Agreement unless and until foreclosed or released upon (a) the indefeasible payment and performance of all the obligations under the Loan Documents and the Pledgee's commitment to make any loans under the Loan Agreement has terminated in connection therewith or hereunder (hereinafter collectively, the "Obligations"), and (b) the date on which Loan Documents have been terminated (the "Termination Date").

3. Perfection of Pledge.

(a) The Pledgor shall, from time to time, as may be required by the Pledgee with respect to the Pledged Interests, take all actions as may be requested by the Pledgee to perfect the security interest of the Pledgee in the Pledged Interests, including, without limitation, with respect to the Pledged Interests over which control may be obtained within the meaning of Section 8-106 of the UCC, the Pledgor shall take all actions as may be requested from time to time by the Pledgee so that control of such Pledged Interests is obtained and at all times held by the Secured Party. For purposes of this Agreement, "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of California or, when the laws of any other state govern the method or manner of perfection or enforcement of any security interest in any of the Pledged Interests, the Uniform Commercial Code as in effect from time to time in such state.

(b) The Pledgor hereby irrevocably authorizes the Pledgee at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Interests, without the signature of the Pledgor where permitted by law. The Pledgor agrees to provide all information required by the Pledgee pursuant to this Section promptly to the Pledgee upon request.

4. Waivers and Consents. Upon the occurrence of any Event of Default (as hereinafter defined), the Pledgee may enforce this Agreement independently of any other remedy or security the Pledgee at any time may have or hold, and it shall not be necessary for the Pledgee to marshal assets in favor of the Pledgor or any other party or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement.

5. Knowing Waivers and Consent. The Pledgor represents and warrants that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences. The Pledgor represents and warrants that it understands that events giving rise to any defense waived may diminish, destroy, or otherwise adversely affect the rights which the Pledgor otherwise may have against the Pledgee or others, or against the Pledged Interests, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

6. Representations and Warranties. The Pledgor represents and warrants as follows:

(a) The Pledged Interests have been duly authorized and validly issued.

(b) The Pledgor is the sole legal and beneficial owner of the Pledged Interests free and clear of any liens, except for the security interest created by this Agreement and the other Loan Documents, and the Pledgor has the right to pledge and grant a security interest in or otherwise transfer such Pledged Interests free of

any encumbrances or rights of third parties other than such restrictions imposed by federal and state law, including the securities laws thereof; it being understood that if the Issuer's operating agreement prohibits the transfer of the Pledged Interests without the consent of the Pledgor, in its capacity as member of the Issuer, the Pledgor hereby irrevocably grants such consent in connection herewith.

(c) The pledge of the Pledged Interests pursuant to this Agreement creates a valid and perfected first priority security interest in the Pledged Interests, securing the payment and performance when due of the Obligations.

(d) This Agreement constitutes the legal, valid and binding obligation of Pledgor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

(e) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either for the pledge of the Pledged Interests hereunder by the Pledgor pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by the Pledgor (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally under the United States federal and state securities laws and rules).

7. Further Assurances. At any time, and from time to time, the Pledgor will promptly execute, deliver, and file or record all further statements, instruments, and documents, and will take all further actions, at the expense of the Pledgor, including, without limitation, (a) that the Pledgee reasonably may request consistent herewith, in order to perfect and protect any pledge and security interest granted hereby, or (b) to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Pledged Interests and, to preserve, protect, and maintain the Pledged Interests and the value thereof, including, without limitation, payment of all taxes, assessments, and other charges imposed on or relating to the Pledged Interests. Each party hereto shall execute and deliver additional documents and take other actions that another party may reasonably request for purposes of carrying out the transactions contemplated by this Agreement or the other Loan Documents.

8. Events of Default. Any failure of the Pledgor to pay or perform any of its obligations under this Agreement within thirty (30) days after receipt of notice from the Pledgee, or any Event of Default under and as defined in the Loan Agreement, shall be and constitute an "Event of Default" hereunder. Upon the occurrence and during the continuance of an Event of Default, the Pledgee shall have in any jurisdiction where enforcement is sought, in addition to all other rights and remedies that the Pledgee may have under this Agreement, the Loan Agreement, and under applicable law or in equity, all of its rights and remedies as a secured party, and in addition the following rights and remedies, all of which may be exercised with or without prior written notice to the Pledgor, including, without limitation:

(a) to enforce payment and prosecute any action or proceeding with respect to any and all of the Pledged Interests and take or bring, in its own name or in the name of the Pledgor, all steps, actions, suits, or proceedings deemed by the Pledgee necessary or desirable to effect collection of or to realize upon the Pledged Interests;

(b) in accordance with applicable law, to take possession of the Pledged Interests with or without judicial process;

(c) to endorse, in the name of the Pledgor, all checks, notes, drafts, money orders, instruments, and other evidence of payment relating to the Pledged Interests;

(d) to transfer any or all of the Pledged Interests into the name of the Pledgee or its nominee or nominees; and

(e) in accordance with applicable law, to foreclose the liens and security interests created under this Agreement or under any other agreement relating to the Pledged Interests by any available judicial procedure or without judicial process, and to sell, assign, or otherwise dispose of the Pledged Interests or any part thereof, either at public or private sale or at any broker's board or securities exchange, in lots or in bulk, for cash, on credit, or on future delivery, or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to the Pledgee.

9. Voting Rights; Distributions. So long as no Event of Default shall have occurred and be continuing:

(a) The Pledgor shall be entitled to exercise any and all voting rights and other consensual rights pertaining to the Pledged Interests of the Pledgor or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Loan Agreement or which could not reasonably be expected to have a material adverse effect on Pledgee's rights herein.

(b) The Pledgor shall be entitled to receive and retain any and all distributions and interest paid in respect of the Pledged Interests of the Pledgor.

10. Transfers and Other Liens. The Pledgor shall not (a) sell, assign, exchange, transfer, or otherwise dispose of, or contract to sell, assign, exchange, transfer, or otherwise dispose of, or grant any option with respect to, the Pledged Interests or any portion thereof, (b) permit the sale, assignment, exchange, transfer or other disposition of its membership interest in the Issuer, (c) create or permit to exist any lien upon or with respect to any of the Pledged Interests, except for the lien in favor of the Pledgee, or (d) take any action with respect to the Pledged Interests which is inconsistent with the provisions or purposes of this Agreement and/or the Loan Documents.

11. Pledgee as Pledgor's Attorney-in-Fact. The Pledgor irrevocably appoints the Pledgee as the Pledgor's attorney-in-fact, with full authority in the place and stead and name of the Pledgor, from time to time at Pledgee's discretion following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Pledgee may, in accordance with the provisions of the Loan Agreement, or this Agreement, reasonably require as necessary or advisable to vest in the Pledgee the Pledged Interests or to otherwise preserve, maintain, and protect the interest of the Pledgee in the Pledged Interests. The Pledgor ratifies and approves all acts of such attorney. The Pledgee will not be liable for any acts or omissions or for any error of judgment or mistake of fact or law except to the extent that such act or omission is finally determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence, or willful misconduct of the Pledgee, or its officers, directors, employees, or agents. This power, being coupled with an interest, is irrevocable until the commitments under this Agreement, the Loan Agreement and other related documents thereto have been terminated and the payment and performance in full of all Obligations. If any document is signed in the Pledgor's name pursuant to the powers granted hereunder, then the Pledgee shall provide a copy of such document to the Pledgor within ten (10) business days of the date upon which such document was signed by the Pledgee; provided, however, the Pledgee's failure to provide a copy of such document to the Pledgor shall not constitute a breach hereunder or affect the validity of such document.

12. Pledgee's Duties. The powers conferred on the Pledgee hereunder are solely to preserve, maintain, and protect the interest of the Pledgee in the Pledged Interests and shall not impose any duty upon the Pledgee to exercise any such powers. The Pledgee shall not have any duties with respect to the Pledged Interests other than the duty to use reasonable care if the Pledged Interests are in its possession and to account for monies actually received by it hereunder. In accordance with Section 9207 of the Uniform Commercial Code (or any revision, amendment, or successor statute), as in effect from time to time, of the State of California (the "Code"), the Pledgee shall be deemed to have used reasonable care if it observes substantially the same standard of care with respect to

the custody or preservation of the Pledged Interests as it observes with respect to similar assets owned by the Pledgee. Without limiting the generality of the foregoing, the Pledgee shall be under no obligation to take any steps to preserve rights in the Pledged Interests against any other parties, to sell the same if it threatens to decline in value, or to ascertain or to exercise any rights represented thereby (including rights with respect to calls, conversions, exchanges, maturities, or tenders); provided, however, the Pledgee may, at its option, do so, and any and all expenses incurred in connection therewith shall be for the account of the Pledgor.

13. Continuing Security Interest. This Agreement shall create a continuing first priority security interest in the Pledged Interests and shall (a) remain in full force and effect until (i) the payment and performance in full of the Obligations and (ii) the occurrence of the Termination Date, (b) be binding upon the Pledgor, its respective successors and assigns, and (c) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee and its respective successors, heirs, transferees, and assigns.

14. Security Interest Absolute. All rights of the Pledgee and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Loan Agreement or any other agreement or instrument relating thereto;

(b) any change in any term of the Loan Agreement, including, without limitation, the time, manner, or place of payment of any of the Obligations thereunder;

(c) bankruptcy of any person, including without limitation, the Pledgor;

(d) the non-perfection of any liens in connection with this Agreement; and/or

(e) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgor.

15. General Waiver. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, THE PLEDGOR HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605, 9610, 9611, 9615, 9617, 9618, 9624, 9625, AND 9627.

16. Cumulative Remedies. No remedy under this Agreement or under any Loan Document is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given hereunder or under any Loan Document, and those provided by law or in equity. No delay or omission by the Pledgee to exercise any right under this Agreement shall impair any such right nor be construed to be a waiver thereof. No failure on the part of the Pledgee to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

17. Revival. If, for any reason, any portion of payments to the Pledgee with respect to the Obligations is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the Obligations intended to be satisfied thereby shall be revived.

18. Governing Law; Jurisdiction; Waiver of Jury Trial; Judicial Reference. Sections 5.04, 5.06 and 5.07 of the Loan Agreement are hereby incorporated by reference, *mutatis mutandis*. For purposes of this

Agreement, each reference to Lender in such sections shall be a reference to Pledgee and each reference to Borrower shall be a reference to Pledgor.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument. Executed copies of the signature pages of this Agreement transmitted electronically in either Tagged Image Format Files ("TIFF"), Portable Document Format ("PDF") or Joint Photographic Experts Group format ("JPEG") shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by TIFF, PDF or JPEG also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

20. No Implied Waivers. No act, failure, or delay by the Pledgee shall constitute a waiver of any rights and remedies. No single or partial waiver by the Pledgee of any provision of this Agreement, the Loan Agreement, or any other related document, or of breach or default hereunder or thereunder, or of any right or remedy which the Pledgee may have, shall operate as a waiver of any other provision, breach, default, right, or remedy or of the same provision, breach, default, right, or remedy of a future occasion. No waiver by the Pledgee shall affect its rights to require strict performance of this Agreement.

21. Severability. If any provision of this Agreement shall be prohibited or invalid, under applicable law, it shall be effective only to such extent, without invalidating the remainder of this Agreement.

22. Survival of Representations and Warranties. Each and every representation and warranty of the Pledgor contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Pledgee or any of its agents.

23. Waiver of Notices. Unless otherwise expressly provided herein, the Pledgor waives presentment, protest, and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Pledgor which the Pledgee may elect to give shall entitle the Pledgor to any or further notice or demand in the same, similar, or other circumstances.

24. Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by the Pledgor without the prior written consent of the Pledgee. The rights and benefits of the Pledgee hereunder shall, if the Pledgee so agrees, inure to any party acquiring any interest in the Obligations or any part thereof.

25. Headings. The headings contained in this Agreement are for convenience only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

[signature page follows]

IN WITNESS WHEREOF, the parties caused this Agreement to be fully executed as of the date first above written.

"PLEDGOR":

/s/ Daniel Murray
Daniel Murray

Addresses for Notices:

Daniel Murray
[redacted]

"PLEDGEE":

SKYBOUND HOLDINGS LLC

By: */s/ David Alpert*
Name: David Alpert
Title: CEO

Skybound Holdings LLC
9570 W Pico Blvd
Los Angeles, CA 90035
Attn: David Alpert and Ned Sherman
E-Mail Address: legalish@skybound.com

With a copy to:

Manatt, Phelps & Philips, LLP
One Embarcadero Center, 30th Floor
San Francisco, CA 94111
Attn: Richard G.J. McDerby
Email: rmcderby@manatt.com

SKYBOUND HOLDINGS LLC
9570 W Pico Blvd
Los Angeles, CA 90035

August 31, 2023

Daniel Murray
[redacted]

Re: Reimbursement of Interest

Dear Daniel:

This letter confirms that in consideration of your ongoing leadership, we agree to reimburse you for payments of interest that you make on that certain promissory note dated as of the date hereof (the "Note") promptly upon your payment of such interest. You understand that such reimbursement payments may be deemed to be income to you, and acknowledge that you have obtained independent advice regarding the tax consequences of the arrangements relating to this reimbursement agreement, your waiver of compensation payments and the Note and related loan documents. You further understand that, upon such time as you cease to be employed by us, reimbursements for payments of interest that you make on the Note shall immediately cease.

Please indicate your agreement to the terms set forth in this letter by countersigning below and returning a copy of this letter to us.

Sincerely,

SKYBOUND HOLDINGS LLC

By: /s/ David Alpert
Name: David Alpert, CEO

Agreed and accepted:

/s/ Daniel Murray
Daniel Murray